(h)(2)(iv)

AMENDMENT

This Amendment is an amendment to the Fund Accounting Agreement dated as of January 6, 2003 (as amended) between each entity listed on Exhibit A thereto (each a "Fund" and collectively the "Funds") and The Bank of New York Mellon ("BNY") (the "Agreement").

The date of this Amendment is as of __November 21__, 2022 (the "Effective Date").

Each intending to be legally bound, and each acknowledging receipt of sufficient consideration with respect to the provisions set forth in this Amendment, each Fund and BNY hereby agrees as follows:

1.Paragraph 8 of the Agreement is amended and restated as follows:

"8. Term of Agreement.

(a)As between BNY and a particular Fund, this Agreement shall continue until December 31, 2027 (the "Initial Term") and thereafter shall automatically renew for additional successive one (1) year extension periods (each a "Renewal Term"), unless and until either BNY or such Fund provides prior written notice to the other party of its intention not to renew this Agreement at least one hundred eighty (180) days in advance of the end of the Initial Term or the then-current Renewal Term.

(b)If a Fund or BNY with respect to a particular Fund materially breaches this Agreement (or repeatedly breaches this Agreement where such repeated breaches constitute a material breach of this Agreement) (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(c)Upon termination of this Agreement with respect to a particular Fund and upon payment of all amounts due to BNY with respect to such termination, BNY shall deliver to the Fund all records then the property of the Fund.

(d)In addition to the termination provisions set forth in Paragraph 8(a) and Paragraph 8(b), and for clarity subject to the terms of Paragraph 8(c), a Fund shall have the right to terminate all, but not part, of the services provided to it under this Agreement for any reason at any time after January 1, 2023 and before June 30, 2027 by giving BNY written notice of such termination at least one hundred eighty (180) days prior to the termination date specified in the notice.

(e)Notwithstanding any other provision of this Agreement, BNY may terminate this Agreement by written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York Mellon, effective on the date of termination of such custody agreement.

(f)For clarity, a Fund will be deemed to have terminated this Agreement if any of such Fund's assets are moved to a service provider other than BNY without the prior written consent of BNY."

2.Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

3.As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

4.The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

5.This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of this Amendment physically delivered, on a copy of this Amendment transmitted by facsimile transmission or on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

6.If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

7.This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

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[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:
Each Entity Listed on Exhibit A to the Agreement			The Bank of New York Mellon
By:	/s/ Todd Modic___________	By:	/s/ Sean Brumble__________
Name: Todd Modic		Name: Sean Brumble
Title:	Senior Vice President	Title:	Managing Director